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                                                                    Exhibit 4(a)

                       AMERICAN INTERNATIONAL GROUP, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

         Section 1. Purposes.

         The purposes of the Plan are to provide Eligible Employees with an opportunity to defer the receipt of certain compensation and to attract and retain such individuals.

         Section 2. Definitions.

         "Account" means the bookkeeping account and subaccounts established and maintained by the Company reflecting each Participant's interest under the Plan.

         "Affiliate" means any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Committee in which the Company or an Affiliate has an interest.

         "Base Compensation" means the W-2 income of an Employee, including wages, salary and overtime pay, and including amounts contributed by an Employee to any plan maintained by the Company under Section 125 or 401(k) of the Code and deferrals to this Plan and any other non-qualified deferred compensation plan maintained by the Company. Such Base Compensation shall exclude any income attributable to exercise of incentive stock options and non-qualified stock options.

         "Beneficiary" means the person or entity designated by a Participant, in writing on a form provided by the Company for such purpose, to receive payments under the Plan in the event of his or her death while a Participant or, in the absence of such designation, the Participant's estate.

         "Board of Directors" means the Board of Directors of the Company.

         "Bonus" means any cash bonus payable to an Employee by the Company or its Subsidiaries, determined without regard to any elections under the Plan.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Change in Control" means, except as otherwise determined by the Committee, a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of the Company or all or substantially all of the assets of the Company.

         "Commission" means any commission payable to an Employee by the Company or its Subsidiaries, determined without regard to any elections under the Plan.

         "Committee" means the Retirement Board of the Company or its respective delegate or designee.

         "Common Stock" means the common stock of the Company, par value $2.50 per share.
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         "Company" means American International Group, Inc. and its successors.

         "Deferral Period" means the period(s) established by the Committee from time to time as the period(s) for which amounts may be deferred pursuant to
Section 3.2(i).

         "Deemed Investment" means a hypothetical investment(s) or investment fund(s) or vehicle(s), including without limitation mutual funds, money market accounts or funds, and debt and equity securities, including equity securities of the Company or its Affiliates, designated as a Deemed Investment pursuant to
Section 3.5(i).

         "Disability" means a period of disability during which a Participant qualifies for total and permanent disability benefits under the Participant's employer's long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for total permanent disability benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Plan Administrator. If the Participant's employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Plan Administrator in its sole discretion.

         "Eligible Employee" means an Employee designated as an Eligible Employee pursuant to Section 3.1.

         "Employee" means an employee of the Company or any of its Subsidiaries.

         "Fiscal Year" means the Company's fiscal year.

         "Participant" means an Eligible Employee who has elected to participate in the Plan.

         "Plan" means this American International Group, Inc. Executive Deferred Compensation Plan.

         "Plan Administrator" means such person or persons designated by the Committee to administer the Plan.

         "Plan Eligible Pay" means an Employee's Base Compensation, Commissions and Bonus, but excluding any severance or termination pay, fringe benefits (cash and noncash), gains from share option exercises and moving expenses or other expense allowances.

         "Plan Year" means the calendar year.

         "Subsidiary" means any entity that, directly or indirectly, is controlled by the Company, or any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

         "Unforeseeable Financial Emergency" means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or
(iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the


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control of the Participant, all as determined in the sole discretion of the
Committee. In making its determination, the Committee shall be guided by the prevailing authorities applicable under the Code so as to result in the Participant not being in constructive receipt of any distribution due to an Unforeseeable Financial Emergency. In no event shall the purchase of a home, the payment of tuition or an event that can be relieved by insurance, be considered as an Unforeseeable Financial Emergency.

         Section 3. Eligibility and Participation.

                  3.1 Eligibility.

                           (i) Any Employee whose Plan Eligible Pay is equal to
or exceeds $200,000 in a calendar year may elect to participate in the Plan in the following year.

                           (ii) Notwithstanding any other provision of the Plan,
if the amount of a Participant's Plan Eligible Pay decreases to an amount that is less than $200,000 in any calendar year, such Participant shall not be eligible to participate in the Plan in the following year.

                  3.2 Deferral Elections.

                           (i) Beginning with the 2003 Plan Year and each Plan
Year thereafter, an Eligible Employee may elect to defer: (i) up to 50% of the portion of such Participant's Base Compensation that exceeds $200,000 of his or her Base Compensation for a calendar year, and (ii) up to 100% of such Participant's Bonus and Commissions for a calendar year. For the first Plan Year beginning January 1, 2003, an eligible Bonus will be those paid for performance in 2003 and thereafter. The aggregate amount of a Participant's deferral may not exceed $300,000 with respect to any Plan Year. Each election must be made in writing on a form provided by the Company for such purpose. Unless otherwise provided by the Committee, an Eligible Employee may, as part of such election, designate a Deferral Period. Such election shall be subject to the terms and conditions of the Plan and such rules as the Committee may establish from time to time. Such election shall be irrevocable, provided that the Committee may, in accordance with such rules as it may establish from time to time, permit a Participant to change such election, provided, however, that any such change in election shall apply only to compensation not yet payable.

                  3.3 Suspension of Deferrals.

                           (i) If a Participant experiences an Unforeseeable
Financial Emergency, the Participant may petition the Committee to suspend any deferrals previously elected. The Committee shall determine, in its sole discretion, whether to approve the Participant's petition. If the petition for a suspension is approved, suspension shall take effect upon the date of approval.

                           (ii) From and after the date that a Participant is
deemed to have suffered a Disability that results in the Participant taking an unpaid or partially-paid leave of absence, any standing deferral election of the Participant shall automatically be suspended and no further deferrals shall be made with respect to the Participant.


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                  3.4 Resumption of Deferrals.

                           (i) If deferrals by a Participant have been suspended
during a Plan Year due to an Unforeseeable Financial Emergency or a Disability, the Participant should not be eligible to make any further deferrals in respect of that Plan Year. The Participant may be eligible to make deferrals for subsequent Plan Years provided the Participant is otherwise eligible to make deferrals for such subsequent Plan Years and the Participant complies with the election requirements under the Plan.

                           (ii) Each Eligible Employee must make a new deferral
election with respect to his or her Plan Eligible Pay for each Plan Year. If a new election is not timely made, such Plan Eligible Pay shall be paid in accordance with the Company's regular payroll practices.

                  3.5 Deemed Investments.

                           (i) The Committee may from time to time designate one
or more Deemed Investments in which the amount credited to a Participant's Account shall be deemed invested.

                           (ii) If the Committee designates more than one Deemed
Investment, a Participant may make an investment preference election with respect to amounts credited to his or her Account. Such election must be made in writing on a form provided by the Company for such purpose and shall be subject to the terms and conditions of the Plan and such rules as the Committee may establish from time to time. The Committee may, in accordance with such rules as it may establish from time to time, permit a Participant to change such election prospectively and may impose a limit on the number of times a Participant may transfer in and out of any Deemed Investment during any 12-month period. If a Participant does not make a timely investment preference election, amounts credited to the Participant's Account shall be deemed invested in an interest bearing Deemed Investment, as designated by the Committee.

                           (iii) Earnings on any amounts deemed invested in any
Deemed Investment shall be deemed reinvested in such investment. Neither the Committee, the Company, the trustee of any trust established pursuant to the Plan, nor any other person is under any obligation to actually invest such amounts in accordance with the election made by the Participant.

                           (iv) Notwithstanding anything herein to the contrary,
any Participant who is an executive officer of the Company within the meaning of
Section 16(a) of the Securities and Exchange Act of 1934 shall not be allowed to make an investment preference election in a Deemed Investment in any fund that is a hypothetical account measured by any equity security of the Company.

         Section 4. Accounts.

         An Account shall be maintained for each Participant. A Participant's Account shall be credited with the amount of Plan Eligible Pay deferred as of the date(s) payment would otherwise have been made to the Participant and shall be debited with the amount of any distributions under the Plan. Each month, the Participant's Account shall be credited or debited,


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as the case may be, with notional gains and losses at the same time and in the same manner as if such Account were actually invested in the Deemed Investments in accordance with Section 3.3. Any earnings credited under the Deemed Investment (such as interest, dividends and distributions) shall be deemed to be reinvested in that Deemed Investment, unless the Committee determines otherwise. All notional acquisitions and dispositions of the Deemed Investment under a Participant's Account shall be deemed to occur at such times as the Committee shall determine to be administratively feasible in its sole discretion and the Participant's Account shall be adjusted accordingly. In addition, a Participant's Account may be adjusted from time to time, in accordance with procedures and practices established by the Committee, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of the Deemed Investment with respect to such account.

         Section 5. Distributions.

                  5.1 In General.

                           (i) Except as provided otherwise in Section 5.1(vi),
the distribution of the value of a Participant's Account shall be made or commence to the Participant (or to his or her Beneficiary, as the case may be) as soon as practicable following such Participant's termination of employment.

                           (ii) All distributions shall be made in cash.

                           (iii) If the Participant terminates employment prior
to attainment of age 60, such distribution shall be made in a lump sum. If, however, the Participant terminates employment on or after reaching age 60, then such distribution shall be made in accordance with any of the following three elections (provided the Participant makes such election at least two (2) years prior to the date of such termination): (i) a lump sum payable at any time within ten (10) years after termination, (ii) one hundred twenty (120) equal monthly installments, or (iii) sixty (60) equal monthly installments; provided, however, that if the Participant terminates employment with the Company and accepts employment with a company within one (1) year of such termination of employment that is determined by the Retirement Committee, in its discretion, to compete with the Company, or any of its Affiliates, in any of its businesses, then notwithstanding any prior election such distribution shall be made in a lump sum. Such election must be made in writing on a form provided by the Company for such purpose. Such election shall be subject to the terms and conditions of the Plan and such rules as the Committee may establish from time to time. Such election shall be irrevocable, provided that the Committee may, in accordance with such rules as it may establish from time to time, permit a Participant to change such election. If the Participant does not make a timely written election, such distribution shall be made in a lump sum. A Participant's amended distribution election shall be void and the original distribution election shall control if, within 13 months after submitting the amended election, the Participant would have but for the amended election, become entitled to commence receiving distributions of the Participant's Account under the original election.

                           (iv) If installment payments are elected, the amount
of each such installment shall be determined by dividing the value of the Participant's Account as of the applicable date by the number of installment payments remaining.


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                           (v) A Participant shall not be deemed to have
terminated employment with the Company if he or she transfers employment to, and so long as he or she remains an employee of, an Affiliate.

                  5.2 Hardship Distributions. Upon application by the Participant and a finding by the Committee that a Participant has suffered an Unforeseeable Financial Emergency, and to the extent permitted by applicable law, the Committee may distribute to the Participant a cash lump sum that does not exceed the amount required to meet the immediate financial need created by the Unforeseeable Financial Emergency and that is not reasonably available from other sources of the Participant, including but not limited to, hardship withdrawals under any qualified plan maintained by the Company in which the Participant is eligible to participate; provided, however, that no such distribution may be made in excess of the value of the Participant's Account at the applicable time.

                  5.3 Death Benefit.

                           (i) A Participant's designated Beneficiary under the
Plan shall receive a death benefit, equal to the balance of the Participant's Account, if the Participant dies before he or she has received a complete distribution of such Account.

                           (ii) The death benefit shall be payable to the
Beneficiary(ies) last designated on the applicable beneficiary designation form in a lump sum payment as soon as practicable after the Participant's death.

                  5.4 Committee Discretion. Not withstanding anything in the Plan to the contrary, the Committee, in its discretion, may determine that any distribution under Section 5 shall not be paid in a lump sum, but instead shall be paid in installments over a period not to exceed one hundred twenty (120) monthly installments.

                  5.5 Effect of Payment. The full payment of a Participant's Account under the provisions of the Plan shall completely discharge all obligations to the Participant and his or her designated Beneficiaries under the Plan.

         Section 6. Administration.

                  6.1 In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

                  6.2 Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan shall be final, conclusive and binding on all persons (including Participants and their Beneficiaries). Such actions and determinations need not be uniform.


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                  6.3 Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the Plan.

                  6.4 Delegation. The Committee may delegate to the Plan Administrator or to other employees of the Company and to third parties the authority to execute and deliver such instruments and documents and to do all such things deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes.

                  6.5 Books and Records. The Committee and others to whom duties are delegated pursuant to the Plan shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

                  6.6 Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

                  6.7 Claims Procedure.

                           (i) Filing of Claim. Any Participant or beneficiary
under the Plan may file a written claim for a Plan benefit with the Retirement Board or with a person named by the Retirement Board to receive claims under the Plan.

                           (ii) Notice of Denial of Claim. In the event of a
denial or limitation of any benefit or payment due to nor requested by, any Participant or beneficiary under the Plan ("claimant"), the claimant shall be given a written notification containing specific reasons for the denial or limitation of the benefit. The written notification shall be written in a manner calculated to be understood by the claimant and shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to submit a claim for review, including but not limited to the applicable time limits for submitting such claim and a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. This written notification shall be given to a claimant within 90 days after receipt of the claim by the Retirement Board unless special circumstances require an extension of time to process of the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Plan expects to render the benefit determination. In no event may such extension exceed a period of 90 days from the end of the initial 90-day period.

                           (iii) Right of Review. In the event of a denial or
limitation of the claimant's benefit, the claimant or the claimant's duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Retirement Board;


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provided, however, that such written request must be received by the Retirement
Board within 60 days after receipt by the claimant of written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Retirement Board in appropriate cases. As part of such review, the claimant or the claimant's duly authorized representative shall be provided, upon request and free of charge, reasonable access to all documents, records or other information relevant to the claimant's claim for benefits and shall be permitted to submit to the Retirement Board written comments, documents records and other information relating to the claim, which shall be taken into account by the Retirement Board in making its determination on review, without regard to whether such information was submitted or considered in the initial benefit determination.

                           (iv) Decision on Review. A decision on review shall
be rendered by the Retirement Board within 60 days after the receipt of the request for review, unless special circumstances require an extension of time to process of the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 60-day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Plan expects to render the determination on review. In no event may such extension exceed a period of 60 days from the end of the initial 60-day period. Any decision on review by the Retirement Board shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific Plan provisions on which the decision is based. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits and a statement of the claimant's right to bring a civil action under section 502(a) of ERISA.

                           (v) Writings and Electronic Communications. All
elections, notices and other communication with respect to the Plan, including signatures relating to such documentation, may be executed and stored on paper, electronically or in another medium. Any documentation executed or stored electronically shall comply with the Electronic Signatures Act.

                  6.8 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed the remaining balance of a Participant's Account). If the petition is granted, the tax liability distribution shall be made as soon as practicable after the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

         Section 7. Miscellaneous.

                  7.1 Nonassignability.

                           (i) Neither a Participant nor any other person shall
have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable


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hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

                           (ii) Notwithstanding Section 7.1(i), if a Participant
is indebted to the Company at any time when payments are to be made by the Company to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant's beneficiary) to the extent of such indebtedness. Any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

                  7.2 Withholding Taxes.

                           (i) Annual Deferral Amounts. For each Plan Year for
which a Participant has made a deferral election, the Participant's employer shall withhold from that portion of the Participant's compensation that is not being deferred, in a manner determined by the employer, the Participant's share of FICA and other employment taxes; provided, however, that the Committee may reduce the amount of the Participant's deferral if necessary to comply with applicable withholding requirements.

                           (ii) Distributions. The Participant's employer shall
withhold from any payments made to a Participant under this Plan or from such Participant's other compensation all federal, state and local income, employment and other taxes required to be withheld by the employer in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the employer.

                  7.3 Amendment or Termination of the Plan.

                           (i) The Plan (or any portion thereof) may be amended
or altered by the Board of Directors in any respect, provided that no such amendment shall materially diminish the rights of a Participant (or Beneficiary, as the case may be) without the Participant's (or Beneficiary's) consent. The Committee may make such amendments to the Plan which are administrative, technical or required by law.

                           (ii) The Board of Directors may terminate the Plan
(or any portion thereof) at any time and, anything in this Plan to the contrary notwithstanding, distribute the value of each Participant's Account to the Participant (or to his or her Beneficiary, as the case may be) in a cash lump sum as soon as practicable after such termination.

                  7.4 Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from adopting or continuing in effect any compensation arrangements, or making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.


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                  7.5 Payments to Other Persons. If payments are required by court order to be made to any person other than the person to whom any amount is payable under the Plan, such payments shall be made accordingly. Any such payment shall be a complete discharge of the liability of the Company and its Affiliates under the Plan.

                  7.6 Unfunded Plan. Participants and Beneficiaries shall have no rights under the Plan other than as unsecured general creditors of the Company. Nothing in this Plan shall require the Company to purchase assets or place assets in a trust or other entity or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan, and no Participant or Beneficiary shall have any secured interest in or claim on any assets of the Company. The Company may nevertheless place assets in a trust pursuant to one or more trust agreements between the Company and a trustee. The assets of any such trust shall remain subject to the Company's general creditors, and no Participant or Beneficiary shall have any secured interest in or claim on any such assets.

                  7.7 Limits of Liability. Neither the Committee, Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.

                  7.8 Indemnification. The Company shall indemnify and hold harmless the members of the Committee and any person(s) serving in the capacity of Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

                  7.9 No Right of Employment. Nothing in this Plan shall be construed as creating any contract of employment or conferring upon the Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such Participant's other compensation or other benefits or to terminate the employment or other service of such Participant with or without cause.

                  7.10 Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

                  7.11 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision shall be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part hereof.

                  7.12 Applicable Law. The Plan shall be governed by the laws of the State of New York, as determined without regard to the conflict of law principles thereof.

                  7.13 Effective Date. The Plan shall be effective as of January 1, 2003.

         Section 8. Change in Control.

                           (i) In the event of a Change in Control, the Plan
shall be deemed to have terminated as of such Change in Control unless the Company has, no later than three days


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before such Change of Control, placed assets in an irrevocable trust (or in a trust that became irrevocable upon such Change in Control) pursuant to one or more trust agreements between the Company and a trustee independent of the Company and its affiliates in an amount equal to not less than one hundred percent (100%) of the aggregate value of all Accounts. In the event of such a termination of the Plan, anything in the Plan to the contrary notwithstanding, the value of each Participant's Account shall be distributed to the Participant (or to his Beneficiary, as the case may be) in a cash lump sum as soon as practicable after (but in no event later than five (5) days after) such termination.

         (ii) In the event that the Plan shall not be deemed terminated pursuant to Section 8(i), the Plan shall continue in full force and effect, provided that,

                  (a) anything in the Plan to the contrary notwithstanding, neither the Committee nor the Board of Directors shall amend the Plan or take any other action that would materially diminish the rights of a Participant (or Beneficiary, as the case may be) without the Participant's (or Beneficiary's) consent, including but not limited to eliminating any Deemed Investment offered at the time of the Change in Control without offering a comparable Deemed Investment in place thereof, limiting distribution options or reducing or failing to timely satisfy the ongoing funding obligations with respect to any related trust in accordance with its terms; and

                  (b) the Board of Directors may terminate the Plan in accordance with Section 7.3(ii).


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         IN WITNESS WHEREOF, this American International Group, Inc. Executive
Deferred Compensation Plan has been duly executed this 13th day of November, 2002.



                                 AMERICAN INTERNATIONAL GROUP, INC.

                                       /s/ Axel I. Freudmann
                                 -------------------------------------
                                Name:      Axel I. Freudmann
                                Title: Senior Vice President --
                                       Human Resources



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